Exhibit 99.1

Company Contact:

Mark L. Weinstein, President & CEO

Ted I. Kaminer, CFO

Tel: (267) 757-3000

IR@bioimaging.com

Porter, LeVay & Rose, Inc.

Linda Decker, VP - Investor Relations

(212)564-4700

Tom Gibson, VP – Media Relations

(201) 476-0322

FOR IMMEDIATE RELEASE

BIO-IMAGING TECHNOLOGIES ANNOUNCES THIRD QUARTER 2005

FINANCIAL RESULTS

NEWTOWN, PA, November 2, 2005 — Bio-Imaging Technologies, Inc. (“Bio-Imaging” or the “Company”) (NASDAQ/NMS: BITI) today announced its financial results for the quarter ended September 30, 2005.

Financial highlights for the third quarter and nine months ended September 30, 2005 include:

•	Third quarter service revenue was $6.0 million from 194 projects for 88 clients; and, for the nine months ended September 30, 2005, service revenue was $17.0 million from 233 projects for 103 clients.

•	Net loss for the third quarter was $530,000, or $0.05 per fully diluted share and for the nine months ended September 30, 2005 was $2,240,000, or $0.20 per fully diluted share.

•	Third quarter loss from operations was reduced by $324,000 as compared to the second quarter and a reduction of $802,000 as compared to the first quarter.

•	Project cancellation rate remained at historical norms and sales pipeline remained strong.

•	Backlog increased to $55.2 million as of September 30, 2005, a record high for the Company and a 43.4% increase as compared to December 31, 2004.

Mark L. Weinstein, President and Chief Executive Officer of Bio-Imaging, said, “At the beginning of this year, we established goals of rebuilding our backlog and returning to profitability. I am pleased to report that we are making substantial progress on both fronts. As of September 30, we have built our backlog to a record $55.2 million, a 43.4% increase from the beginning of the year. As this backlog is recognized as revenue our operating losses are being reduced. This quarter we reduced our operating loss by $324,000 from the previous quarter.”

“Based on our signings to date and a strong proposal pipeline, we are reiterating our guidance that total revenues for 2005 will be similar to the $29.7 million in 2004 and that our 2005 net loss per share, assuming a full income tax benefit of approximately 40%, to be in the range of $0.21 to $0.25 per share.”

Mr. Weinstein continues, “We are projecting for 2006 that our service revenues will increase by 12%-15%, and the Company will be profitable.”

Third quarter 2005 results include CapMed revenue and operating expenses of $85,000 and $356,000 respectively, and for the nine months ended September 30, 2005 CapMed Revenue and operating expenses were $309,000 and $1,080,000, respectively.

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As it relates to CapMed, Mr. Weinstein said, “Although the reported revenues from CapMed are below previous expectations, we are very positive on the future potential of electronic medical records and the role that CapMed plays in that space. We are either in discussion or have pilot programs initiated with many major stakeholders who will benefit from the adoption of patient-centric electronic medical records. These include pharmaceutical companies, hospital systems, health care professionals, managed care organizations, insurers and EMR vendors. Based on the success of these pilot programs, we will aggressively pursue larger opportunities with good financial returns. We are also continuing our efforts to stay on the forefront of interoperability standards and electronic interfaces with various monitoring devices and EMR systems. Operating financials for the CapMed division should continue to improve as we move forward.”

Mr. Weinstein concluded, “In summary, we see strong long-term prospects for both our core Clinical trials medical image management and CapMed divisions. Both areas are poised to produce results that will increase shareholder value in the coming quarters.”

Management of Bio-Imaging Technologies, Inc. will host a conference call today at 11 a.m. EST to discuss the Company’s financial results and achievements. Those who wish to participate in the conference call may telephone (888) 335-6674 PIN# 6646074 approximately 15 minutes before the call. There will be a simultaneous webcast on www.bioimaging.com. A digital replay will be available by telephone for two weeks and may be accessed by dialing (877) 519-4471, from the U.S., or (973) 341-3080, for international callers, and entering PIN #6646074. The replay will also be on the website under “Investor Relations” at www.bioimaging.com for two weeks.

Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Lab in Newtown, PA, its European Core Lab in Leiden, The Netherlands, and business offices in Massachusetts, the United Kingdom and Germany. Through its CapMed division, Bio-Imaging provides the Personal HealthKeyTM technology and the Personal Health Record (PHR) software allowing patients to better monitor and manage their health care information. Copies of Bio-Imaging Technologies’ press releases and other information may be obtained through Bio-Imaging’s web site at www.bioimaging.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	09/30/05	09/30/04	09/30/05	09/30/04

Service revenues	6,042	6,547	17,021	18,988
Reimbursement revenues	1,708	1,232	4,791	3,336

Total revenues	$7,750	$7,779	$21,812	$22,324

Costs and expenses:
Cost of revenues	6,208	5,232	18,383	14,694
General & admin. expenses	1,230	1,067	3,699	3,285
Sales & marketing expenses	1,196	760	3,508	2,263

Total cost and expenses	8,634	7,059	25,590	20,242

(Loss) Income from operations	(884)	720	(3,778)	2,082

Interest income (expense)	29	(2)	44	6

Income before taxes	(855)	718	(3,734)	2,088
Income tax benefit (provision)	325	(288)	1,494	(846)

Net (loss) income	(530)	430	(2,240)	1,242

Basic (loss) earnings per share	$(0.05)	$0.04	$(0.20)	$0.12

Weighted average number of shares—basic	11,146	10,824	11,100	10,790

Diluted earnings per share	$(0.05)	$0.04	$(0.20)	$0.10

Weighted average number of shares—diluted	11,146	12,155	11,100	12,257

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Consolidated Balance Sheets

(In thousands)

(unaudited)

ASSETS

	September 30, 2005	December 31, 2004
Current assets:

Cash and cash equivalents	$9,802	$9,650
Accounts receivable	6,151	7,958
Prepaid expenses and other current assets	982	889
Deferred income taxes	462	1,552

Total current assets	17,397	20,049
Property & equipment net	5,215	5,102
Intangibles & goodwill	2,654	2,905
Deferred income taxes	1,916	—
Other assets	361	318

Total assets	$27,543	$28,374

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,116	$1,270
Accrued expenses and other current liabilities	1,533	1,859
Deferred revenue	4,704	3,076
Current maturities of capital lease obligations	883	722

Total current liabilities	9,236	6,927
Long-term capital lease obligations	654	907
Deferred income taxes	—	890
Other liability	201	132

Total liabilities	10,091	8,856

Stockholders’ equity:
Common stock -	3	3
Additional paid-in capital	22,227	22,016
Accumulated deficit	(4,741)	(2,501)
Accumulated other comprehensive loss	(37)	—

Total stockholders’ equity	17,452	19,518

Total liabilities & stockholders’ equity	$27,543	$28,374

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the Nine Months Ended
	09/30/05	09/30/04

Cash flows from operating activities:
Net (loss) income	(2,240)	1,242
Adjustments to reconcile net income to net cash provided by
Operating activities:
Depreciation and amortization	1,661	1,300
Provision for deferred income taxes	(1,576)	672
Bad debt (recovery) provision	(11)	13
Sales leaseback gains	16	—
Stock based compensation expense	1	10
Loss on foreign currency options	14	—
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	1,818	(2,575)
Increase in prepaid expenses and other current assets	(63)	(419)
(Increase) decrease in other assets	(44)	53
Increase in accounts payable	846	111
Decrease in accrued expenses and other current liabilities	(340)	(456)
Increase in deferred revenue	1,627	203
Increase (decrease) in other liabilities	70	(27)

Net cash provided by operating activities	$1,779	$127

Cash flows from investing activities:
Purchases of property and equipment	(1,521)	(1,184)

Net cash used in investing activities	$(1,521)	$(1,184)

Cash flows from financing activities:
Payments under equipment lease obligations	(599)	(487)
Payments under promissory note	—	(125)
Purchase of premium for foreign currency options	(97)	—
Proceeds from sales leaseback	507	672
Proceeds from exercise of stock options	83	109

Net cash (used in) provided by financing activities	$(106)	$169

Net increase (decrease) in cash and cash equivalents	152	(888)
Cash and cash equivalents at beginning of period	9,650	13,289

Cash and cash equivalents at end of period	$9,802	$12,401

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